                                                                                    EXHIBIT - 12.1
                                           WISCONSIN ELECTRIC POWER COMPANY
                                             STATEMENT OF COMPUTATION OF
                                          RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Unaudited)

                                                        Twelve Months Ended
                                  ---------------------------------------------------------------

                                  12/31/94   12/31/95   12/31/96   12/31/97   12/31/98    9/30/99
                                  --------   --------   --------   --------   --------   --------
                                                       (Thousands of Dollars)
Pre-Tax Income
 Net Income                       $181,754   $240,668   $211,315    $70,615   $184,174   $210,964
 Income Taxes                      101,854    141,934    127,828     35,012     96,699    112,525
                                  --------   --------   --------   --------   --------   --------
Total Pre-Tax Income               283,608    382,602    339,143    105,627    280,873    323,489

Fixed Charges
 Interest on Long-Term Debt(a)     102,059     99,727    100,133    106,573    100,420    100,148
 Other Interest Expense              7,610     11,960      7,821      8,730     11,756     13,365
 Interest Factors of Rents
  Nuclear Fuel                       1,896      2,401      2,332        868      3,136      3,533
  Long-Term Purchase
   Power Contract(b)                     0          0          0      5,614     20,297     20,372
                                  --------   --------   --------   --------   --------   --------
Total Fixed Charges As Defined     111,565    114,088    110,286    121,785    135,609    137,418
                                  --------   --------   --------   --------   --------   --------
Earnings Before Income
 Taxes & Fixed Charges            $395,173   $496,690   $449,429   $227,412   $416,482   $460,907
                                  ========   ========   ========   ========   ========   ========
Ratio of Earnings to
 Fixed Charges                        3.5x       4.4x       4.1x       1.9x       3.1x       3.4x

(a) Includes amortization of debt premium, discount and expense.
(b) Wisconsin Electric has entered into a long-term power purchase contract that is being accounted for as a capital lease.